UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Optimer Pharmaceuticals, Inc.
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Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 6, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Wednesday, May 6, 2009 at 10:30 a.m. local time at the offices of Optimer Pharmaceuticals, Inc. located at 5355 Mira Sorrento Place, Suite 250, San Diego, CA 92121, for the following purposes:

1.                                       To elect the two nominees for director named herein to hold office until the 2012 Annual Meeting of Stockholders.

2.                                       To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

3.                                       To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 13, 2009.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Michael N. Chang
Michael N. Chang
President and Chief Executive Officer

San Diego, California
April 9, 2009

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials For the Stockholder Meeting to be held on May 6, 2009 – Optimer’s Annual Report to Stockholders and the Proxy Statement for the Annual Meeting are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15221.

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Optimer Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Optimer”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting.  You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 9, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 13, 2009 will be entitled to vote at the Annual Meeting.  On this record date, there were 33,037,656 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at close of business on March 13, 2009 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or other Nominee

If at the close of business on March 13, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by the organization holding your account.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•                  Election of the two nominees for director named herein to hold office until the 2012 Annual Meeting of Stockholders; and

•                  Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009.

How do I vote?

You may either vote “For” each of the nominees to the Board of Directors named herein or you may “Withhold” your vote for any nominee you specify.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•                  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•                  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us by 11:59 p.m. PST on the day before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 13, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For All” of the two nominees for director named herein, and “For” the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                  You may submit another properly completed proxy card with a later date to Optimer’s Corporate Secretary at 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

•                  You may send a timely written notice that you are revoking your proxy to Optimer’s Corporate Secretary at 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

•                  You may attend the Annual Meeting and vote in person.  Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials and/or considered at next year’s Annual Meeting, your proposal must be submitted in writing by December 10, 2009, to Optimer Pharmaceuticals, Inc.; Attn: Corporate Secretary, 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.   You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and, with respect to proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

•                  For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.  Only votes “For All” or “Withheld All” or “For All Except” will affect the outcome. Broker non-votes will have no effect.

•                  To be approved, Proposal No. 2, ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009, must receive “For” votes from the holders of a majority of shares present and entitled to vote at the Annual Meeting either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if a majority of the outstanding shares are represented at the meeting in person or by proxy.  At the close of business on the record date, there were 33,037,656 shares outstanding and entitled to vote. Thus, the holders of 16,518,829 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has six members.  There are two directors in the class whose term of office expires in 2009.  Each of the nominees listed below is currently a director of the Company.  Dr. Alain B. Schreiber was previously elected by the stockholders.  Dr. Grebow was appointed as a director by the Company’s Board and was recommended for election by one of the Company’s executive officers.  If elected at the Annual Meeting, each of these nominees would serve until the 2012 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.  It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.   Five of our six then-current directors attended the 2008 Annual Meeting.  Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Optimer.  Each person nominated for election has agreed to serve if elected.  Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2012 ANNUAL MEETING

Alain B. Schreiber, M.D.

Dr. Schreiber, 53, has served as a director since May 2001.  Since 2000, Dr. Schreiber has been a Managing Partner at ProQuest Investments, a healthcare venture capital firm.  From May 1992 to June 2000, Dr. Schreiber served as President, Director and Chief Executive Officer of Vical Incorporated, a publicly-traded biopharmaceutical company.  From July 1985 to April 1992, he held various positions with Rhone Poulenc-Rorer Inc., which is now Sanofi-Aventis, most recently as Senior Vice President of Discovery Research.  Dr. Schreiber currently serves on the Board of Directors of several private development stage biotechnology and pharmaceutical companies.  Dr. Schreiber received a B.S. degree in chemistry and an M.D. from the Free University of Brussels and was awarded a postdoctoral fellowship at the Weizmann Institute in Israel.

Peter E. Grebow, Ph.D.

Dr. Grebow, 62, has served as a director since February 2009.  Since February 2005, Dr. Grebow has served as the Executive Vice President, Worldwide Technical Operations, at Cephalon Inc., a biopharmaceutical company.  Dr. Grebow joined Cephalon in January 1991, and prior to being appointed his current position, he served as Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., from 1986-1990.  Dr. Grebow received his undergraduate degree from Cornell University, a Masters of Science in Chemistry from Rutgers University and Ph.D. in Physical Biochemistry from the University of California, Santa Barbara.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

Mark Auerbach, C.P.A.

Mr. Auerbach, 71, has served as a director since June 2005.  Mr. Auerbach is the current Chairman of the Board of Directors for Neuro-Hitech, Inc., an early-stage pharmaceutical company which specializes in brain degenerative diseases.  He also currently serves as a director for Collexis, a company which develops knowledge management and discovery software and RxElite Holdings, Inc., a company which develops, manufactures, and markets generic prescription drug products in specialty generic markets. From September 2003 through October 2006, Mr. Auerbach served as Executive Chairman of the Board of Directors for Par Pharmaceutical Companies, Inc., principally a manufacturer and marketer of generic pharmaceuticals and the parent of Par Pharmaceutical, Inc.  From 1993 to 2005, Mr. Auerbach served as Chief Financial Officer of Central Lewmar LLP, a national fine paper distributor.  Mr. Auerbach received a B.S. degree in accounting from Rider University.

Joseph Y. Chang, Ph.D.

Dr. Chang, 56, has served as a director since November 1998.  Dr. Chang is the Chief Scientific Officer and Executive Vice President of Nu Skin Enterprises Inc., a publicly-traded personal care and nutritional supplement company.  Dr. Chang served as the President of Pharmanex, Nu Skin Enterprises’ nutritional supplement division, from April 2000 to February 2006.  Dr. Chang served as Vice President of Clinical Studies and Pharmacology of Pharmanex from 1997 until April 2000.  From 1994 until 1997, he was the President and Chief Scientific Officer of Binary Therapeutics, Inc., a development-stage company in the biotechnology industry.  From 1981 to 1991, Dr. Chang was a research executive at Wyeth Research, a research-based pharmaceutical products company and formerly known as Wyeth-Ayerst Research, and Rhone Poulenc-Rorer Inc., which is now Sanofi-Aventis.  Dr. Chang received a B.S. degree from Portsmouth University and a Ph.D. degree from the University of London.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

Michael N. Chang, Ph.D.

Dr. Chang, 58, has served as our President and Chief Executive Officer and a member of our Board of Directors since our inception in November 1998.  From November 1998 to January 2000, Dr. Chang was the Chief Scientific Officer of Nu Skin Enterprises, Inc., a publicly-traded personal care and nutritional supplement company. Dr. Chang joined Nu Skin Enterprises upon its acquisition of Pharmanex, Inc., a natural healthcare company, which he founded and where he was employed since January 1995 as Senior Vice President, Research and Development and Chief Science Officer.  Before Pharmanex, Dr. Chang worked for 15 years in the pharmaceutical industry, at Merck & Co, Inc., a publicly-traded research-driven pharmaceutical company, Rhone-Poulenc Rorer Inc., which is now Sanofi-Aventis, a publicly-traded pharmaceutical company, and ArQule, Inc., a publicly-traded biotechnology company.  Dr. Chang received a B.S. degree in chemistry from Fu-Jen University in Taiwan, a Ph.D. degree in organic chemistry from Brandeis University and post-doctoral training at the Massachusetts Institute of Technology, or MIT.  Dr. Chang is married to Tessie M. Che, Ph.D., our Senior Vice President and Chief Operating Officer.

Anthony E. Altig

Mr. Altig, 53, has served as a director since November 2007.  Mr. Altig currently serves as the Chief Financial Officer at Pelican Life Sciences, a company that manufactures microbiological consumables.  From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a publicly-traded company developing specialized industrial enzymes. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from 2002 to 2004. In addition to these and other corporate positions, Mr. Altig served as a consultant to the biotechnology and technology industry during his tenure at both PricewaterhouseCoopers LLP and KPMG LLP. In addition, Mr. Altig serves as a director and chair of the Audit Committee for MultiCell Technologies, Inc., a publicly-traded biopharmaceutical company and OccuLogix, Inc. dba TearLab Corporation, a publicly-traded health care company focused on evidence-based ophthalmic devices for the diagnosis and treatment of age related eye diseases. Mr. Altig received a B.B.A. degree from the University of Hawaii.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the listing standards of the Nasdaq Global Market (“Nasdaq”) a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each current director and former director who served during 2008, or any of his family members, and Optimer, its senior management and its independent auditors, the Board has affirmatively determined that each of our current directors are, and each former director that served during 2008 was, during the portion of 2008 which he served, an independent director within the meaning of the applicable Nasdaq listing standards, except for Dr. Michael Chang, our President and Chief Executive Officer.  Dr. Chang is not an independent director by virtue of his employment with the Company.  In making this determination, the Board found that none of the independent directors or nominees for director had a material or other disqualifying relationship with the Optimer.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the last fiscal year.  Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The following table provides current membership information and meeting information for the 2008 fiscal year for each of the Board committees:

Name	Audit		Compensation	Governance and Nominating

Anthony E. Altig	X			X
Mark Auerbach	X	*
Joseph Y. Chang			X	X	*
Michael N. Chang
Peter E. Grebow			X	X
Alain Schreiber	X		X
Total meetings in fiscal 2008	6		5	2

*                                         Committee Chairperson

Below is a description of each committee of the Board of Directors.  The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee was established by the Board of Directors in accordance with Section 3(a)58(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and oversees the Company’s corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the  engagement of the independent registered public accounting firm;

determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services  as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and our independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements.

Three directors comprise our Audit Committee: Messrs. Auerbach and Altig, and Dr. Schreiber.  Mr. Auerbach is the chairman of the Audit Committee.  Our Board of Directors has determined that Messrs. Auerbach and Altig and Dr. Schreiber qualify as independent “audit committee financial experts,” as defined in applicable rules of the Securities and Exchange Commission (“SEC”).  Our Board of Directors made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including their formal education and prior work experience.

The Audit Committee has adopted a written charter that is available on the Company’s website at www.optimerpharma.com and met six times during the fiscal year ended December 31, 2008.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with the Company’s management.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2008.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE
Mr. Mark Auerbach
Mr. Anthony E. Altig
Dr. Alain Schreiber

Compensation Committee

The Compensation Committee consists of Drs. Joseph Chang and Schreiber and, since February 2009, Dr. Grebow. The functions of this committee include, among other things:

•                  evaluating and recommending to our Board of Directors the compensation and other terms of employment of our executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•                  evaluating and recommending to our Board of Directors the type and amount of compensation to be paid or awarded to board members;

•                  evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•                  administering our equity incentive plans;

•                  establishing policies with respect to equity compensation arrangements;

•                  reviewing and approving the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers; and

•                  reviewing and evaluating, at least annually, the performance of the Compensation Committee.

The Compensation Committee has adopted a written charter that is available on the Company’s website at www.optimerpharma.com and met five times during the fiscal year ended December 31, 2008.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours.  None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement.  Based on this review and discussion, the Compensation Committee has recommended that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE
Dr. Alain Schreiber
Dr. Joseph Y. Chang
Dr. Peter E. Grebow

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors assists the Board in identifying prospective director nominees and recommends to the Board the director nominees for annual meetings of stockholders; recommends members for each Board committee; ensures that the Board is properly constituted to meet its fiduciary obligations to the Company and its stockholders and that the Company follows appropriate governance standards; develops and recommends to the Board governance principles applicable to the Company; and oversees the evaluation of the Board and management.

The Corporate Governance and Nominating Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Director Recommendations,” the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to understand basic financial statements. In considering candidates for director, the Corporate Governance and Nominating Committee will consider all relevant factors, which may include among others the candidate’s experience and accomplishments, the usefulness of such experience to our business, the availability of the candidate to devote sufficient time and attention to Optimer, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. The Corporate Governance and Nominating Committee retains the right to modify these qualifications from time to time, and candidates for director are reviewed in the context of the composition of the then current Board of Directors, our requirements and the interests of our stockholders. The Corporate Governance and Nominating Committee recommended the nominations of each of the directors nominated for election at our 2009 Annual Meeting.

The Corporate Governance and Nominating Committee is comprised of Dr. Joseph Chang and Mr. Altig and, since February 2009, Dr. Grebow.  Dr. Chang serves as the Chairperson.  The committee has adopted a written charter which is available on our website at www.optimerpharma.com and held two meetings during the fiscal year ended December 31, 2008.

Stockholder Director Recommendations

The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. To be considered by the Corporate Governance and Nominating Committee, a stockholder recommendation for director candidates for the 2010 Annual Meeting of stockholders must be received by the committee by November 28, 2009. A stockholder who wishes to recommend a candidate for the Corporate Governance and Nominating Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Corporate Secretary, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, California 92121. Submissions must include a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. This procedure does not affect the deadline for submitting other stockholder proposals for inclusion in the proxy statement, nor does it apply to questions a stockholder may wish to ask at an annual meeting. Additional information regarding submitting stockholder proposals is set forth in our Bylaws. Stockholders may request a copy of the bylaw provisions relating to stockholder proposals from our Corporate Secretary.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has a formal process by which stockholders may communicate with our Board or any of our directors or officers. Stockholders who wish to communicate with our Board of Directors or any of our directors or officers may do so by sending written communications addressed to such person or persons in care of Corporate Secretary, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, California 92121. All such communications to our directors will be compiled by our Corporate Secretary and submitted to the addressees on a periodic basis. If our Board of Directors modifies this process, we will post the revised process on our website.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.optimerpharma.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We will promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

COMPENSATION AND OTHER INFORMATION
CONCERNING EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN STOCKHOLDERS

Our executive officers and directors and their respective ages and positions are as follows:

Name	Age	Position
Michael N. Chang, Ph.D.	58	President, Chief Executive Officer and Director
Tessie M. Che, Ph.D.	58	Senior Vice President, Corporate Affairs and Chief Operating Officer
Sherwood L. Gorbach, M.D.	74	Senior Vice President, Medical Affairs and Chief Medical Officer
Francois-Xavier Frapaise, M.D.	58	Senior Vice President, Chief Scientific Officer
Kevin P. Poulos	49	Vice President, Marketing and Sales and Chief Commercial Officer
John D. Prunty	47	Vice President, Finance, Chief Financial Officer and Corporate Secretary
Youe-Kong Shue, Ph.D.	59	Vice President, Clinical Development
Anthony E. Altig	53	Director
Mark Auerbach	71	Director
Joseph Y. Chang, Ph.D.	56	Director
Peter E. Grebow, Ph.D.	62	Director
Alain B. Schreiber, M.D.	53	Director

Executive Officers

Michael N. Chang, Ph.D. has served as our President and Chief Executive Officer since our inception in November 1998.  From November 1998 to January 2000, Dr. Chang was the Chief Scientific Officer of Nu Skin Enterprises, Inc., a NYSE-listed direct selling company based in Utah.  Dr. Chang joined Nu Skin Enterprises in 1998 upon its acquisition of Pharmanex, Inc., a natural healthcare company, which he co-founded and where he was employed since January 1995 as Senior Vice President, Research and Development and Chief Science Officer.  Before Pharmanex, Dr. Chang worked for 15 years in the pharmaceutical industry, at Merck & Co, Inc., a publicly-traded research-driven pharmaceutical company, Rhone-Poulenc Rorer Inc., which is now Sanofi-Aventis, a publicly-traded pharmaceutical company, and ArQule, Inc., a publicly-traded biotechnology company.  Dr. Chang received a B.S. degree in chemistry from Fu-Jen University in Taiwan, a Ph.D. degree in organic chemistry from Brandeis University and post-doctoral training at the Massachusetts Institute of Technology, or MIT.  Dr. Chang is married to Tessie M. Che, Ph.D., our Senior Vice President and Chief Operating Officer.

Tessie M. Che, Ph.D. has served as our Senior Vice President, Corporate Affairs and Chief Operating Officer since November 1999.  Dr. Che has over 20 years of industrial and management experience at large companies, including Exxon Mobil Corporation, a petroleum and petrochemical company, Aventis Pharmaceuticals, Inc., a pharmaceutical company, and EniChem S.p.A., a chemical company.  From 1994 to 1996, Dr. Che served as the Chief Operating Officer and Vice President of the M and D Precision Science Group, Inc., a biotechnology company.  In 1994, Dr. Che also co-founded and headed Zhejiang Cinogen Pharmaceutical Co., Ltd., a pharmaceutical company, which later merged with and became a wholly-owned subsidiary of Pharmanex, Inc.  At Pharmanex, she served as Director of Quality Assurance and Senior Director of Ingredient Sourcing from 1995 to 1999.  Dr. Che has a B.S. degree in chemistry from Illinois State University, a Ph.D. in physical-inorganic chemistry from Brandeis University and did post-doctoral work at Columbia University.  Dr. Che is married to Michael N. Chang, Ph.D., our President and Chief Executive Officer.

Sherwood L. Gorbach, M.D. has served as our Senior Vice President, Medical Affairs and Chief Medical Officer since November 2005.  After serving on the faculties of Johns Hopkins, University of Illinois, and UCLA, Dr. Gorbach has been at Tufts University School of Medicine since 1975 as, among other things, Professor of Medicine, Public Health and Community Health and a Professor in the School of Nutrition and Social Policy.  Dr. Gorbach was also Chief of Infectious Diseases at New England Medical Center from 1975 to 1987.  In 1990, he served as the President of the Massachusetts Infectious Diseases Society, and in 1995, he was the President of the Society of Microbial Ecology and Disease.  Dr. Gorbach received the Lifetime Achievement Award in Recognition of Exemplary Dedication and Leadership at the 3rd Congress on Anaerobic Bacteria and Infections held in Glasgow, Scotland in 2003.  He was presented the Alexander Fleming Award for Lifetime Achievement in 2007 by the Infectious Diseases Society of America. He has served as editor of the Clinical Infectious Diseases for the past nine years. Dr. Gorbach received his M.D. at the Tufts University School of Medicine in Boston.

François-Xavier Frapaise, M.D. has served as our Senior Vice President, Chief Scientific Officer since February 2009.  Prior to joining Optimer, from 2006 to 2008, Dr. Frapaise served as the Chief Medical Officer at Ocera Therapeutics Inc., a privately-held biopharmaceutical company, and then served as President and CEO of Asphelia Pharmaceuticals, Inc., a privately-held clinical-stage company.  From 2001 to 2006, he was the Corporate Officer and Vice President of R&D at TAP Pharmaceutical Products Inc., a pharmaceutical company.  Dr. Frapaise’s career also included positions of Vice President Scientific Affairs at Abbott International Division, Head of Medical Affairs at Bayer Pharma Europe, Medical Director at Bayer Pharma France, Vice President of R&D at Delagrange (now part of Sanofi-Synthelabo, Inc.), Head of Anti-thrombotics Strategic Marketing at Sanofi International, and Medical Director at Laboratoire Choay.  His development and regulatory experience includes products in the anti-infective, gastroenterologic, anti-thrombotic, diabetes, and cardio-vascular areas.  Dr. Frapaise holds an M.D. degree from Faculte de Medecine Rene Descartes in Paris, France, and is a European Institute for Business Administration (INSEAD) alumnus.

Kevin P. Poulos has served as our Vice President, Marketing and Sales and Chief Commercial Officer since July 2006.  Before joining Optimer, Mr. Poulos served as the Senior Director, New Product Marketing and Business Development, for Wyeth, a research-based, global pharmaceutical company, from March 2004 to June 2006.  From November 2002 to March 2004, Mr. Poulos was an executive consultant for KPP Consulting, LLC, a strategic consulting firm.  He worked for Cline, Davis & Mann, Inc., an advertising agency as a Senior Vice President from March 2002 to November 2002. Prior to joining Cline, Davis & Mann, Inc., Mr. Poulos was employed by Saatchi & Saatchi, Inc. as a Vice-President between September 1999 and March 2002.  Mr. Poulos has also served in a marketing and sales capacity in various positions for Pharmacia & Upjohn, Inc., a pharmaceutical research and development company, from 1998 to 1999, Rhone Poulenc-Rorer Inc., now Sanofi-Aventis, from 1995 to 1998, Lederle Pharmaceuticals, a pharmaceutical company, from 1989 to 1995 and SmithKline Beecham Pharmaceuticals, Plc, now GlaxoSmithKline Plc, a pharmaceutical company, from 1982 to 1989.  Mr. Poulos received his business administration degree in marketing management from Old Dominion University and is a member of the American Society of Microbiology.

John D. Prunty, C.P.A. has served as our Vice President, Finance and Chief Financial Officer since June 2006 and Secretary since December 2006.  Before joining us, Mr. Prunty held several key positions with Maxim Pharmaceuticals, Inc., a biopharmaceutical company, from 2000 to 2006, including Chief Financial Officer, Vice President of Finance, and Corporate Secretary.  Prior to his employment at Maxim, Mr. Prunty served as Senior Director of Finance and Corporate Controller at Gen-Probe Incorporated, a manufacturer of nucleic acid tests that diagnose human diseases, from 1997 to 2000.  He also held senior management positions at I-Bus, currently known as I-Bus/Phoenix, Inc., a division of Maxwell Laboratories, Inc., an electronic device company.  Mr. Prunty began his career as an auditor at Ernst & Young LLP, an accounting firm, where he spent seven years in public accounting.  He is a certified public accountant and received a B.B.A. from the University of San Diego and an M.S. in management from San Diego State University.

Youe-Kong Shue, Ph.D. joined us in June 2000 as Senior Director of Chemistry and has served as Vice President, Clinical Development since January 2006.  Prior to joining Optimer, Dr. Shue was with AstraZeneca Plc, a pharmaceutical research company, where he led a drug development program to identify novel therapies to combat H. pylori from 1996 to 2000.  From 1993 to 1996, he worked for Cubist Pharmaceuticals, Inc., as Director of Chemistry, leading research and development into anti-infective products.  He started his career in 1983 at Abbott Laboratories, a broad-based health care company, where he conducted neuroscience research.  Dr. Shue received his Ph.D. in organic chemistry from the University of Pittsburgh and did his post-doctoral training at MIT.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the material elements of compensation earned in the fiscal year ended December 31, 2008 by each of the executive officers identified in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the fiscal year ended December 31, 2008 are Michael N. Chang, President and Chief Executive Officer; John D. Prunty, Vice President, Finance and Chief Financial Officer; Tessie M. Che, Ph.D., Senior Vice President and Chief Operating Officer; Kevin P. Poulos, Vice President, Marketing and Sales and Chief Commercial Officer and Youe-Kong Shue, Ph.D., Vice President, Clinical Development. These persons constitute our principal executive officer, principal financial officer and three most highly compensated other executive officers serving during 2008. This disclosure includes payments that were made and compensation-related actions that were taken in the first quarter of 2009, where these payments and decisions related to performance in 2008.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to tie annual and long-term cash and stock incentives to company performance.  To achieve these objectives, the Compensation Committee develops and maintains compensation plans that tie a material portion of executives’ overall compensation to key strategic financial and operational goals, such as the establishment of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates.  The Compensation Committee also attempts to set individual executive compensation at levels the committee believes are comparable to that of executives in other companies of similar size and stage of development operating in the biotechnology industry, while taking into account our relative performance and our own strategic goals.

We conduct an annual benchmark review of our executive compensation. This review is conducted by the Human Resources Department and reviewed by the Compensation Committee.  This review primarily analyzes annual base and incentive compensation and equity.  Sources for this review include Equilar Insight, the Radford Global Life Science survey of executive compensation and the San Diego Biotech Employee Development Coalition (“BEDC”) survey.  The compensation surveys review executive compensation of participating public and private companies.  Equilar is a resource for benchmarking executive compensation, and includes data from primarily publicly-traded companies. Data reports can be generated by position and separated by industry, company size, and geographical area. The 2008 BEDC survey included 91 company participants primarily in the San Diego area. The Radford Global Life Sciences Survey is a nationally recognized assessment of executive compensation widely used within the pharmaceutical industry.

In October 2008, Equilar’s research database was used to assist in a determination of peer group companies.  Based on the selection criteria of companies in our market profile (pharmaceutical, biotech, specialty pharmaceutical and medical device) with a market cap of $100 million to $400 million and a company size of 40 to 150 employees, 23 companies were selected as peer group comparisons.  The selected peer group is comprised of  Amicus Therapeutics Inc., Ardea Biosciences Inc., Avant Immunotherapeutics Inc., Barrier Therapeutics Inc., Cadence Pharmaceuticals, Inc., Discovery Laboratories Inc., Encysive Pharmaceuticals Inc., Halozyme Therapeutics Inc., Immunomedics Inc., Infinity Pharmaceuticals, Inc., Iomai Corp., Kosan Biosciences Inc., Maxgen Inc., Metabolix, Inc., Micromet, Inc., Nabi Biopharmaceuticals, Neurocrine Biosciences Inc., Novavax Inc., NPS Pharmaceuticals, Inc., Protalix Biotherapeutics, Inc., Repligen Corp, Sangamo Biosciences Inc., and Savient Pharmaceuticals Inc.

We benchmark the base salaries, equity holdings and target cash bonuses of our executive officers against the median compensation for similarly-situated executives reported in the surveys and in our peer group.  We believe that the companies in the surveys and in our peer group provide us with appropriate compensation benchmarks for base salaries, equity holdings and target cash bonuses because these companies have similar organizational structures and tend to compete with us for executives.  The Compensation Committee believes that this benchmarking is therefore an important means of achieving one of its primary objectives of attracting and retaining the best executives.

In order to achieve the other primary objective of tying compensation to company performance, the Compensation Committee uses equity compensation and performance-based cash incentives.  As described more fully below, the Compensation Committee designs these elements of compensation to motivate our executive officers to achieve important corporate and individual goals that it believes will drive company performance and ultimately enhance stockholder value.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary

The initial base salaries for our executives are established at the time of hire taking into account the executive officer’s scope of responsibilities, qualifications, experience, competitive salary information and internal equity.  Base salaries for ensuing years are determined based on an assessment of the executive’s performance against job responsibilities, overall company performance and competitive salary information of similar size pharmaceutical companies.  For purposes of setting base salary levels, the Compensation Committee considers both an executive’s exhibited value to the organization and its business, as well as his or her anticipated contributions to the success (both short-term and long-term) of the Company.  Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.  This review occurs each year in or promptly after the fourth quarter with the annual adjustment in base salaries, if any, made effective as of January 1. The Compensation Committee reviews base salaries and any change in base salary will reflect the prior year’s business and individual performance achievements as well as the market analysis of companies represented in the compensation surveys we review and our peer group.

Performance-Based Cash Incentives

On March 12, 2008, the Compensation Committee of the Board of Directors adopted the Optimer Pharmaceuticals, Inc. 2008 Incentive Compensation Plan (the “2008 Bonus Plan”).  The 2008 Bonus Plan provided for the payment of cash bonuses to our Chief Executive Officer, Vice Presidents and director-level employees. Under the 2008 Bonus Plan, each participant was assigned a target bonus equal to a percentage of annual base salary.  For executive officer participants other than our Chief Executive Officer, 75% of overall goal achievement was based on corporate goals and 25% was based on individual goals.  The bonus paid to our Chief Executive Officer under the 2008 Bonus Plan was based entirely on the achievement of corporate goals. All 2008 Bonus Plan participants had the same corporate goals, which were recommended by our Chief Executive Officer and approved by our Compensation Committee.  Individual goals were established by our Chief Executive Officer upon consultation with other 2008 Bonus Plan participants. The degree to which corporate and individual goals were met was determined by our Compensation Committee after the end of our 2008 fiscal year. The Compensation Committee had the discretion to grant awards that exceeded the target awards in the case of exemplary achievement.

The corporate goals for 2008 related to the following categories at the relative weightings indicated, which were based on the Compensation Committee’s assessment of the relative importance of each category to the Company’s performance: (i) progress in our clinical trial programs, weighted at 65%, (ii) initiation of partnering outreach, weighted at 20% and (iii) progress in our internal research programs and in-licensing efforts with respect to selected product candidates, weighted at 15%.  Individual goals were tailored for each executive officer based on our business plan for 2008 and the Chief Executive Officer’s recommendations. The individual goals for 2008 related to the following categories: (i) progress and milestones of our clinical trials, (ii) finance, (iii) compliance and risk mitigation, (iv) corporate governance, (v) corporate planning, (vi) strategic opportunities, (vii) intellectual property and (viii) investor and analyst relations. Corporate and individual goals were intended to reflect a mix of short- and long-term performance objectives.  We typically expect the level of achievement of each goal to fall in the mid to upper end of the scale.  The Compensation Committee believes that the corporate goals it approved for 2008 were stretch goals, but achievable goals, set in a manner to motivate the Company’s executives and other participants to advance corporate performance and create stockholder value. In gauging the difficulty in achieving the 2008 corporate goals, the Compensation Committee also considered that the 2007 corporate goals were determined to have been achieved at a 93% level.

All of our executive officers participated in the 2008 Bonus Plan. The following table lists our named executive officers, their incentive target under the 2008 Bonus Plan expressed as a percentage of their annual base salary, and the relative weighting assigned to corporate and individual goals:

		Relative Weighting
Named Executive Officer	Incentive Target	Corporate Goals	Individual Goals
Michael N. Chang	50%	100%	—
Tessie M. Che	35%	75%	25%
Kevin P. Poulos	35%	75%	25%
John D. Prunty	35%	75%	25%
Youe-Kong Shue	35%	75%	25%

For any 2008 Bonus Plan participant, both corporate and individual goals, as applicable, had to be achieved at a minimum 75% level for any award to take place.  In addition, 2008 Bonus Plan participants must have been employed by us prior to July 1, 2008 to be eligible for an award in such year.  2008 Bonus Plan participants that were hired after January 1, 2008 and before July 1, 2008 would have had their award pro-rated in such year. If a 2008 Bonus Plan participant was terminated during the year, he or she would not be entitled to participate in the 2008 Bonus Plan, except if the termination was due to death or disability, in which case the participant would have been eligible to participate on a pro rated basis.  In the event that we underwent a change in control, it would have been assumed that 100% of corporate and individual goals had been met and each 2008 Bonus Plan participant would have been entitled to the resulting award, pro rated to the date of the change in control.

In January 2009, the Compensation Committee determined that 93% of the weighted value of the 2008 corporate objectives previously described was achieved for our executive officers under the 2008 Bonus Plan. With regard to the 2008 individual goals, the Compensation Committee determined that Dr. Che and Mr. Prunty achieved 90% of the weighted value of their goals and Dr. Shue and Mr. Poulos achieved 80% of the weighted value of their goals.

In January 2009, the Compensation Committee approved 2009 corporate goals and the 2009 Incentive Compensation Plan (“2009 Bonus Plan”) for all of our executive officers for use in determining cash incentive awards for 2009. The 2009 Bonus Plan is substantially similar to the 2008 Bonus Plan.

Long-Term Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards.  Our stock plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders.  The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our long-term compensation goals.  We have historically elected to use stock options as the primary long-term equity incentive vehicle.  We have not adopted stock ownership guidelines and our stock compensation plans provide the principal method for our executive officers to acquire equity in our company.  We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.

Stock Options.  Our 2006 Equity Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants.  Our Compensation Committee oversees the administration of our stock option plan.  In September 2008, the Company’s board of directors established a New Hire Stock Option Committee consisting of the Chief Executive Officer and the Chief Financial Officer authorizing them to grant stock options to newly hired employees within certain pre-approved guidelines.  Stock option grants are made at the commencement of employment and, from time to time thereafter, following a significant change in job responsibilities, to meet other special retention objectives or for other reasons our Compensation Committee deems appropriate.  The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations.  Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as Dr. Chang, our President and Chief Executive Officer.  In January 2008, our named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards” and “Stock Option Grants and Awards to Executive Officers” in connection with merit-based grants made by the Board of Directors to a large number of employees which were intended to encourage an ownership culture among our employees. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period with 25% vesting twelve months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment, and generally expire ten years after the date of grant.  Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The following are principal reasons we use stock options as a long-term incentive vehicle:

•                  Stock options align the interests of executives with those of our stockholders, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

•                  Stock options are performance based.  All the value received by the recipient from a stock option is based on the increase of our stock price.

•                  Stock options help to provide a balance to the overall executive compensation program. Base salary and our annual Bonus Plan focus on short-term compensation, while the vesting provisions of stock options focus on long term compensation.

•                  The vesting period of stock options encourages executive retention.

Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.  Our 2006 Equity Incentive Plan authorizes us to grant stock appreciation rights, or SARs, restricted stock and restricted stock units.  To date, we have not granted any SARs, restricted stock or restricted stock units under our 2006 Equity Incentive Plan and there are no current plans to do so.

Employee Stock Purchase Plan.  We also have adopted an employee stock purchase plan as a further benefit to executive officers, as well as other employees, and to encourage employee ownership. Under this employee stock purchase plan, participants may elect to have a portion of their cash compensation withheld for purchases of our common stock on certain dates set forth in the plan. The price of our common stock purchased under our employee stock purchase plan is equal to 85% of the lower of the fair market value of our common stock on the date of enrollment or the exercise date of the purchase period.  The offering periods commence on the first trading day on or after May 15 and November 15 of each year.

Other Compensation

Consistent with our compensation philosophy, we maintain general benefits for all of our employees, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to these benefits if it deems it advisable.

Change in Control and Severance Arrangements

In October 2008, the Compensation Committee adopted a Severance Benefit Plan covering certain eligible employees, including our executive officers.  Pursuant to the plan, upon an involuntary termination other than for cause, an eligible employee may be entitled to receive specified severance benefits. The benefits may include continuation of base salary payments and acceleration of stock award vesting.  The level of benefits provided under the plan depends upon an eligible employee’s position and years of service, and whether the termination is related to a change in control. Under our 2008 Bonus Plan and now under our 2009 Bonus Plan, in the event of a change in control, all participants will receive the pro rata share of the annual bonus for the year in which the change in control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.  In adopting these severance and change in control arrangements, the Compensation Committee considered that executives, especially highly ranked executives, often face challenges securing new employment following termination, and that termination often occurs following a change in control transaction.  The Compensation Committee believes, therefore, that these severance arrangements help us attract and retain the best executive officers and will also help keep our executive officers focused on our and our stockholders’ best interests during any change in control transaction.  Additional details about these severance provisions, including definitions of “Cause” and “Change in Control” can be found under “Potential Payments Upon Termination or Change in Control,” below.  The

Compensation Committee believes that our executive severance benefits are generally in line with severance packages offered to executives of the companies of similar size to us represented in the compensation data the Compensation Committee reviewed.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2008, 2007 and 2006 by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were employed by us as of the end of the applicable fiscal year and whose total compensation exceeded $100,000 during the applicable fiscal year.  We refer to our chief executive officer, chief financial officer and these other executive officers as our “named executive officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Michael N. Chang, Ph.D. President, Chief	2008	$365,000	$—		$—		$274,858		$169,000	$72		$808,930
Executive Officer and	2007	350,000	—		21,175	(3)	168,170	(4)	175,000	72		714,417
Director	2006	299,061	—		—		84,222	(4)	—	365,057	(5)	748,340

John D. Prunty, Vice President, Finance,	2008	240,000	—		—		269,785		77,500	72		587,357
Chief Financial Officer	2007	214,804	—		—		240,855		75,000	72		530,731
and Corporate Secretary	2006	121,288	—		—		117,949		—	72		239,309

Kevin P. Poulos, Vice President, Chief	2008	192,000	—		—		257,187		60,000	72		509,259
Commercial Officer (6)	2007	182,963	30,000	(7)	—		233,207		63,000	72		509,242

Tessie M. Che, Ph.D. Senior Vice President,	2008	250,000	—		—		92,356		80,500	72		422,928
and Chief Operating	2007	236,025	—		—		47,932		82,000	72		366,029
Officer	2006	180,993	—		—		8,351		—	72		189,416

Youe-Kong Shue, Ph.D.	2008	210,000	—		—		66,412		66,000	72		342,484
Vice President, Clinical	2007	202,007	—		—		37,875		67,000	72		306,954
Development	2006	194,367	—		—		9,101		—	72		203,540

(1)

Amounts shown reflect the dollar amount recognized for financial statement reporting purposes with respect to the indicated year in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R, for all option awards granted prior to and during the indicated year, without giving effect to estimated forfeitures. Assumptions used in the calculation of these amounts are included under the heading “Stock-Based Compensation” in Note 1 of the Notes to Financial Statements included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, 2007 and 2006.

(2)	Represents awards approved under the 2008 and 2007 Bonus Plans, as applicable.
(3)

Represents 2,500 shares of common stock Dr Chang received for his service on our Board of Directors in 2007. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes with respect to the indicated year in accordance with FAS 123R, for all stock awards granted prior to and during the indicated year, without giving effect to estimated forfeitures. Assumptions used in the calculation of these amounts are included under the heading “Stock-Based Compensation” in Note 1 of the Notes to Financial Statements included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007.

(4)	Includes options to purchase 6,922 shares of common stock Dr. Chang received for his service on our Board of Directors in 2006.
(5)	Represents the forgiveness in November 2006 of a relocation and housing assistance loan Dr. Chang received in connection with his employment.
(6)	Mr. Poulos was not a named executive officer in 2006.
(7)	Represents a sign-on and relocation bonus Mr. Poulos received in connection with his employment.

GRANTS OF PLAN-BASED AWARDS

The following table presents information concerning grants of plan-based awards to each of our named executive officers during 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($/Sh)	($)
Michael N. Chang	—	136,875	182,500	182,500
	1/4/2008				70,000	6.90	278,747
John D. Prunty	—	63,000	84,000	84,000
	1/4/2008				30,000	6.90	119,463
Kevin P. Poulos	—	50,400	67,200	67,200
	1/4/2008				25,000	6.90	99,553
Tessie M. Che	—	65,625	87,500	87,500
	1/4/2008				30,000	6.90	119,463
Youe-Kong Shue	—	55,125	73,500	73,500
	1/4/2008				20,000	6.90	79,642

(1)

Our 2008 Bonus Plan was our only non-equity incentive plan in 2008. The amounts shown in the “threshold” column reflect the minimum payment level under the 2008 Bonus Plan, which was determined by assuming that 75% of corporate and individual goals were achieved. The amount shown in the “target” column and “maximum” columns reflect the applicable target awards as a percentage of each named executive officer’s 2008 base salary. Under the terms of the 2008 Bonus Plan, the Compensation Committee had the discretion to grant awards that exceeded the target awards in the case of exemplary achievement.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2008.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael N. Chang	30,769	—		$0.22	1/10/2011
	3,461	—		1.08	10/01/2014
	3,461	—		1.08	10/01/2014
	37,478	—		1.08	10/01/2014
	43,268	2,885	(1)	1.08	6/30/2015
	203,684	13,579	(1)	1.08	6/30/2015
	3,461	—		2.17	7/12/2016
	3,461	—		2.17	7/12/2016
	43,749	56,251	(2)	9.70	3/29/2017
	—	70,000	(2)	6.90	1/4/2018
John D. Prunty	63,460	38,076	(2)	2.17	7/12/2016
	10,937	14,063	(2)	9.70	3/29/2017
	—	30,000	(2)	6.90	1/4/2018
Kevin P. Poulos	61,344	40,192	(2)	2.17	7/12/2016
	7,875	10,125	(2)	9.70	3/29/2017
	—	25,000	(2)	6.90	1/4/2018
Tessie M. Che	20,769	—		0.65	8/30/2011
	4,615	—		1.08	2/13/2013
	25,197	—		1.08	10/01/2014
	25,624	4,375	(1)	1.08	6/30/2015
	2,499	2,116	(2)	2.17	9/13/2016
	13,124	16,876	(2)	9.70	3/29/2017
	—	30,000	(2)	6.90	1/4/2018
Youe-Kong Shue	97	—		1.08	2/13/2013
	1,875	—		1.08	11/14/2013

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date
	13,845	4,039	(1)	1.08	6/30/2015
	2,499	2,116	(2)	2.17	9/13/2016
	8,749	11,251	(2)	9.70	3/29/2017
	—	20,000	(2)	6.90	1/4/2018

(1)	1/48th of the total number of shares subject to the option vest monthly.
(2)	1/4th of the shares subject to the option vest one year following vesting commencement date, and 1/48th of the total number of the shares subject to the option vest monthly thereafter.

Option Exercises and Stock Vested at Fiscal Year End

None of our named executive officers exercised options nor did any stock awards held by our named executive officers vest during the fiscal year ended December 31, 2008.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.  The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We currently have an employment agreement with one of our named executive officers, Michael N. Chang, our President and Chief Executive Officer.  We have offer letter agreements with our other named executive officers, John D. Prunty, our Vice President, Finance, Chief Financial Officer and Corporate Secretary, Tessie M. Che, our Senior Vice President, Chief Operating Officer, Youe-Kong Shue, our Vice President, Clinical Development and Kevin P. Poulos, our Vice President, Chief Commercial Officer.

On June 21, 2005, we entered into an employment agreement with Michael N. Chang.  This agreement terminates on June 17, 2009 unless terminated earlier by the parties according to the terms therein.  Dr. Chang’s current annual base salary is $380,000.  Dr. Chang is entitled to receive all customary and usual fringe benefits provided to our other executives.  The agreement provides that we may terminate Dr. Chang’s employment at any time.  Dr. Chang may voluntarily resign at any time on 30 days’ written notice.  If we terminate his employment or he resigns, Dr. Chang is entitled to receive any unpaid prorated base salary along with all benefits and expense reimbursements to which he is entitled.  Dr. Chang has severance arrangements which are described under Change in Control and Severance Arrangements.

Upon hire, we entered into offer letter agreements with Drs. Che and Shue and Messrs. Prunty and Poulos.  The letter agreements set forth the executives’ initial base salary and the terms of an initial stock option grant.  Drs. Che’s and Shue’s and Messrs. Prunty’s and Poulos’ current annual base salaries are $260,750, $217,350, $250,000 and $200,000, respectively.  Each of our named executive officers is entitled to receive all customary and usual fringe benefits provided to our executives.  Our named executive officers also have severance arrangements which are described under the Change in Control and Severance Arrangements.

In January 2009, our Compensation Committee adopted the 2009 Bonus Plan. Under this plan, in the event of a change in control, all participants will receive the pro rata share of the annual bonus for the year in which the change in control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.

Employee Proprietary Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions.  Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employee Benefit Plans

Stock Plans

1998 Stock Plan. The 1998 stock plan was terminated effective February 2007 in connection with our initial public offering.  As of December 31, 2008, outstanding options to purchase 1,254,681 shares of common stock remained subject to the terms of this plan.

2006 Equity Incentive Plan.  Our Board of Directors adopted our 2006 equity incentive plan in December 2006 and our stockholders approved the plan in January 2007.  Our 2006 equity incentive plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants. As of December 31, 2008, outstanding options to purchase 724,979 shares of common stock were subject to the terms of this plan.

Share Reserve.  As of December 31, 2008, we had reserved a total of 2,750,000 shares of our common stock for issuance pursuant to the 2006 stock plan.  In addition, our 2006 equity incentive plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the lesser of:

•                  5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year;

•                  750,000 shares; or

•                  such other amount as our Board of Directors may determine.

As of December 31, 2008, 2,007,521 shares were available for future grant under this plan. Pursuant to the annual increase provision, 750,000 additional shares of the Company’s common stock were reserved for issuance under the 2006 Plan on January 1, 2009.

Administration.  Our Compensation Committee is responsible for administering all of our equity compensation plans.  In September 2008, the Company’s board of directors established a New Hire Stock Option Committee consisting of the Chief Executive Officer and the Chief Financial Officer authorizing them to grant stock options to newly hired employees within certain pre-approved guidelines.  In order for certain options to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code the committee must consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.  The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise.  The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered in exchange for awards with a lower exercise price, or outstanding awards may be transferred to a third party.

Stock Options.  The exercise price of options granted under our 2006 equity incentive plan must at least be equal to the fair market value of our common stock on the date of grant.  The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.  The administrator determines the term of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement.  Generally, if termination is due to death or disability, the option will remain exercisable for 12 months.  In all other cases, the option will generally remain exercisable for three months.  However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights.  Stock appreciation rights may be granted under our 2006 equity incentive plan.  Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant.  The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.  Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards.  Restricted stock may be granted under our 2006 equity incentive plan.  Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator.  The administrator will determine the number of shares of restricted stock granted to any employee.  The administrator may impose whatever conditions to vesting it determines to be appropriate.  For example, the administrator may set restrictions based on the achievement of specific performance goals.  Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.  Restricted stock units may be granted under our 2006 equity incentive plan.  Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis.  The administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance Units and Shares.  Performance units and performance shares may be granted under our 2006 equity incentive plan.  Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest.  The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.  Performance units shall have an initial dollar value established by the administrator prior to the grant date.  Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date.  Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Transferability of Awards.  Unless the administrator provides otherwise, our 2006 equity incentive plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control Transactions.  Our 2006 equity incentive plan provides that in the event of our “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award.  If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions shall lapse and become fully exercisable.  The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.  The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice.  In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Plan Amendments and Termination.  Our 2006 equity incentive plan will automatically terminate in 2016, unless we terminate it sooner.  In addition, our Board of Directors has the authority to amend, suspend or terminate the 2006 equity incentive plan provided such action does not impair the rights of any participant.

Employee Stock Purchase Plan

Concurrent with our initial public offering in February 2007, we established the employee stock purchase plan.  Our Board of Directors adopted the employee stock purchase plan in December 2006, and our stockholders approved the plan in January 2007.

Share Reserve.  As of December 31, 2008, we reserved a total of 500,000 shares of our common stock under our employee stock purchase plan. In addition, our employee stock purchase plan provides for annual increases in the number of shares available for issuance under the employee stock purchase plan on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the lesser of:

•                  3% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year;

•                  300,000 shares; or

•                  such other amount as may be determined by our Board of Directors.

An aggregate of 47,726 shares of common stock were purchased during the year-end December 31, 2008 and as of December 31, 2008, 429,591 shares were available for future purchases under this plan. Due to the high number of shares available to purchase as of December 31, 2008, our Board of Directors determined that no additional shares would be made available for issuance on January 1, 2009.

Administration.  Our Compensation Committee is responsible for administering our employee stock purchase plan.  Our Board of Directors or its committee has full and exclusive authority to interpret the terms of the employee stock purchase plan and determine eligibility.

Eligibility.  All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year.  However, an employee may not be granted rights to purchase stock if such employee:

•                  immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•                  has rights to purchase stock under all of our employee stock purchase plans which accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which such rights are outstanding.

Offering Periods.  Our employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, non-overlapping six-month offering periods.  The offering periods generally start on the first trading day on or after May 15 and November 15 of each year.

Limitations.  Our employee stock purchase plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant’s straight time gross earnings, commissions, overtime and shift premium, exclusive of payments for incentive compensation, bonuses and other compensation.

Purchase of Shares.  Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period.  The purchase price is 85% of the fair market value of our common stock at the lower of the exercise date or the first day of the applicable offering period.  Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date.  Participation ends automatically upon termination of employment with us.

Transferability.  A participant may not transfer rights granted under the employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the employee stock purchase plan.

Change of Control Transactions.  In the event of our “change of control,” a successor corporation may assume or substitute each outstanding purchase right.  If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

Plan Amendments and Termination.  Our employee stock purchase plan will automatically terminate in 2016, unless we terminate it sooner.  In addition, our Board of Directors has the authority to amend, suspend or terminate our employee stock purchase plan, except that, subject to certain exceptions described in the employee stock purchase plan, no such action may adversely affect any outstanding rights to purchase stock under our employee stock purchase plan.

401(k) Plan

We maintain a 401(k) Plan, which is intended to be a tax-qualified retirement plan.  The 401(k) Plan covers substantially all of our employees.  Currently, employees may elect to defer up to 100% of their compensation, or the statutorily prescribed limit, if less, to the 401(k) Plan.  Under the 401(k) Plan, we may elect to make a discretionary contribution or match a discretionary percentage of employee contributions but we currently do not make any contributions nor have we matched any employee contributions.  The 401(k) Plan has a discretionary profit sharing component, which to date we have not implemented, whereby we can make a contribution in an amount to be determined annually by the Board of Directors.  An employee’s interests in his or her deferrals are 100% vested when contributed.  The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code.  As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Potential Payments Upon Termination or Change of Control

In October 2008, the Compensation Committee approved a Severance Benefit Plan pursuant to which our named executive officers may receive severance benefits upon involuntary termination without cause or, in the case of Dr. Chang, a constructive termination. The benefits may include continuation of base salary payments and acceleration of stock award vesting.  The level of benefits provided under the plan depends upon an eligible employee’s position and years of service, and whether the termination is related to a change in control.  Executives with less than 3 years of service at the time of a termination without cause which is not within 12 months of a change in control are entitled to 3 months (or 6 months in the case of our Chief Executive Officer) of continued base salary payments and 6 months of vesting of all then-unvested and outstanding equity awards.  Executives with 3 or more years of service at the time of a termination without cause which is not within 12 months of a change in control are entitled to one month of continued base salary payments, up to a maximum of 9 months, for each year of service (or 12 months of continued base salary payments in the case of our Chief Executive Officer) and 12 months (or 24 months in the case of our Chief Executive Officer) of vesting of all then-unvested and outstanding equity awards.  If any of our executives with less than 3 years of service are terminated without cause within 12 months following a change in control, they will be entitled to 6 months (or 12 months in the case of our Chief Executive Officer) of continued base salary payments and immediate vesting of all then-unvested and outstanding equity awards.  If any of our executives with 3 or more years of service are terminated without cause within 12 months following a change in control, they will be entitled to 9 months (or 12 months in the case of our Chief Executive Officer) of continued base salary payments and immediate vesting of all then-unvested and outstanding equity awards.

Termination of employment for “Cause” is defined as any one of the following events:  (i) fraud or act of dishonesty against the Company, (ii) intentional, material violation of any contract or agreement between the executive and the Company, (iii) unauthorized us or disclosure of confidential information or trade secrets, (iv) habitual neglect of duties of employment, (v) indictment, charge, or conviction of a felony or (vi) gross misconduct.  “Change in Control”  is defined as (i) a sale, lease or disposition of all or substantially all of the assets of the Company or (ii) a merger or consolidation where the stockholders of the company immediately prior to such event do not retain more than 50% of the voting power of and interest in the successor entity.  “Constructive Termination” is defined in Dr. Chang’s employment agreement as Dr. Chang terminating his employment as a result of (i) a material diminution in Dr. Chang’s authority, duties or responsibilities, (ii) the relocation of the principal place for the rendering of Dr. Chang’s services to a location that requires a one-way increase in his driving distance of more than thirty miles or (iii) a material reduction of Dr. Chang’s annual base compensation, which is not applicable to all the Company’s senior executive employees.

In order to receive any benefits under the Severance Benefit Plan, individuals must have been employed by us for at least 180 days prior to their termination, sign a general release and waiver of all claims against Optimer, and return all company property.  In addition, severance benefits will terminate immediately if during the severance period the individual violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation to us.

Under our 2008 Bonus Plan and now under our 2009 Bonus Plan, in the event of a change in control, all our named executive officers will receive the pro rata share of the annual bonus for the year in which the change in control occurs, calculated on the basis of each participant’s target award for that year and on the assumption that all performance goals have been or will be achieved at 100%.

The following table provides details of potential payments which could occur upon termination of the named executive officers or in the event of a change of control of the Company assuming a triggering event occurred on December 31, 2008.

Name and Benefit	Termination without Cause ($)	Change in Control ($)	Termination without Cause and within 12 months of Change in Control ($) (1)
Michael N. Chang
Salary	380,000	—	380,000
Bonus	—	190,000	—
Accelerated vesting of stock options *	567,968	—	681,807
Tessie M. Che
Salary	152,104	—	195,562
Bonus	—	91,262	—
Accelerated vesting of stock options *	153,937	—	268,545
John D. Prunty
Salary	62,500	—	125,000
Bonus	—	87,500	—
Accelerated vesting of stock options *	189,088	—	568,793
Kevin P. Poulos
Salary	50,000	—	100,000
Bonus	—	70,000	—
Accelerated vesting of stock options *	177,752	—	554,292
Youe-Kong Shue
Salary	144,900	—	163,013
Bonus	—	76,072	—
Accelerated vesting of stock options *	117,991	—	196,891

* Computed by multiplying the difference between the closing market price of our common stock on December 31, 2008 of $12.11 and the exercise price of each stock option vested as a result of the termination by the number of accelerated stock options.

(1)  Pursuant to the terms of the 2008 Bonus Plan, a change in control occurring prior to a termination without cause would also have resulted in a pro rated bonus payment based on the date of the change in control.

Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)		Option Awards (1) ($)		Total ($)
Anthony E. Altig	25,000		26,458	(2)	51,458
Mark Auerbach	25,000		16,822	(3)	41,822
Joseph Y. Chang, Ph.D	25,000		16,822	(4)	41,822
Martin Muenchbach, Ph.D	10,000		10,619	(5)	20,619
Alain B. Schreiber, M.D	25,000	(7)	16,822	(6)	41,822

(1)

Amounts shown reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for all stock options granted prior to and during 2008. Assumptions used in the calculation of these amounts are included under the heading “Stock-Based Compensation” in Note 1 of the Notes to Financial Statements included in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2008. Unless otherwise noted the amounts of the option awards equal the grant date fair value of options granted during 2008.

(2)

Mr. Altig had outstanding options to purchase an aggregate of 15,000 shares as of December 31, 2008. Includes 10,000 outstanding options granted upon appointment as a board member. The grant date fair value of the options granted in 2008 was $18,208.

(3)	Mr. Auerbach had outstanding options to purchase an aggregate of 8,461 shares as of December 31, 2008.
(4)	Dr. Chang had outstanding options to purchase an aggregate of 30,381 shares as of December 31, 2008.
(5)

Dr. Muenchbach resigned as a member of the Board of Directors in August 2008 and had no outstanding options as of December 31, 2008. The grant date fair value of the options granted in 2008 was $18,208.

(6)	Dr. Schreiber had outstanding options to purchase an aggregate of 119,226 shares as of December 31, 2008.
(7)	Dr. Schreiber’s fees were paid directly to ProQuest Management LLC on his behalf.

All of our directors are eligible to participate in our 2006 equity incentive plan and our employee director is eligible to participate in our employee stock purchase plan. For a more detailed description of these plans, see “— Employee Benefit Plans.”

Each director who is not an employee of the Company receives a $20,000 annual retainer fee for service as a member of the Board of Directors. Each director receives a $5,000 annual committee participation retainer fee for participation on one or more committees. Each director upon election or appointment to the board, receives a grant of a stock option to purchase up to 10,000 shares of common stock which vests monthly over forty-eight months. Each director also receives an annual grant of a stock option to purchase of up to 5,000 shares of common stock, which in the year of their initial election or appointment is pro rated. Stock options provided as an annual grant vest monthly over the fiscal year. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of the Board of Directors and committees of the Board of Directors.

Indemnification and Insurance

We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the beneficial ownership information of our common stock by:

•                  each person known to us to be the beneficial owner of more than 5% of our common stock;

•                  each named executive officer;

•                  each of our directors and;

•                  all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 33,037,656 shares of common stock outstanding on March 13, 2009.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 12, 2009, which is 60 days after March 13, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, California 92121.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Fred Alger Management, Inc. 111 Fifth Avenue New York, NY 10003	4,825,441	14.6%
ProQuest Investments(1) 90 Nassau Street, 5th Floor, Princeton, NJ 08542	2,733,026	8.3%
Directors and Named Executive Officers:
Michael N. Chang(2)	930,186	2.8%
Kevin P. Poulos(3)	91,614	*
Tessie M. Che(4)	930,186	2.8%
John D. Prunty(5)	99,819	*
Youe-Kong Shue(6)	120,690	*
Mark Auerbach(7)	12,627	*
Anthony E. Altig (8)	10,207	*
Joseph Y. Chang(9)	219,159	*
Peter E. Grebow (10)	1,780	*
Alain B. Schreiber (11)	2,853,917	8.6%
All directors and executive officers as a group (12 persons)(12)	4,415,275	13.43%

*	Less than 1%.
(1)

Includes (i) 1,450,973 shares of common stock held by ProQuest Investments II, L.P.; (ii) 61,557 shares of common stock held by ProQuest Investments II Advisors Fund, L.P.; (iii) 405,998 shares of common stock held by ProQuest Investment III, L.P.; (iv) 811,998 shares of common stock held by ProQuest Investment IV, L.P.; and (v) 2,500 shares of common stock held by ProQuest Management LLC. Jay Moorin and Alain Schreiber have shared voting power and shared dispositive power as to the number of shares of our common stock as listed except for 119,226 shares of common stock over which Dr. Schreiber has sole voting power and dispositive power.

(2)

Includes (i) 183,330 shares of common stock held by Dr. Chang; (ii) 390,154 shares of common stock that Dr. Chang has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options; and (iii) 356,702 shares that his wife Tessie M. Che holds or has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.

(3)

Includes (i) 4,100 shares of common stock held by Mr. Poulos and (ii) 87,514 shares of common stock that Mr. Poulos has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.

(4)

Includes (i) 270,257 shares of common stock held by Dr. Che; (ii) 86,445 shares of common stock that Dr. Che has the right to acquire from us within 60 days of March 13, 2008 pursuant to the exercise of stock options; and (iii) 573,484 shares that her husband Michael N. Chang holds or has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.

(5)

Includes (i) 4,878 shares of common stock held by Mr. Prunty and (ii) 94,941 shares of common stock that Mr. Prunty has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.

(6)

Includes (i) 77,061 shares of common stock held by Dr. Shue; (ii) 38,091 shares of common stock that Dr. Shue has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options; and (iii) 5,538 shares of common stock owned by his wife, Liang-Yu Wei.

(7)

Includes (i) 2,500 shares of common stock held by our director, Mr. Auerbach; and (ii) 10,127 shares of common stock that Mr. Auerbach has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.

(8)	Includes 10,207 shares of common stock that our director, Mr. Altig, has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.
(9)

Includes (i) 94,806 shares of common stock held by our director, Dr. Chang; (ii) 32,047 shares of common stock that Dr. Chang has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options; and (iii) 92,306 shares of common stock held by his wife, Wan Ping Chang.

(10)	Includes 1,780 shares of common stock that our director, Dr. Grebow, has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options.
(11)

Includes (i) 120,892 shares of common stock that Dr. Schreiber has the right to acquire from us within 60 days of March 13, 2009 pursuant to the exercise of stock options; and (iii) 2,733,025 shares of common stock held by ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P., ProQuest Investments III, L.P., ProQuest Investments IV, L.P. and ProQuest Management LLC. Dr. Schreiber is a managing member of ProQuest Associates II LLC, the general partner of ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P., ProQuest Investments IV, L.P. and ProQuest Management LLC Dr. Schreiber disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any.

(12)

Includes shares described in footnotes (2) through (11) above, except that Michael N. Chang’s stock ownership and Tessie M. Che’s stock ownership are not combined in this line item, plus 35,550 shares held by and 39,726 shares that may be acquired from us within 60 days of March 13, 2009 by our other executive officers.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of December 31, 2008:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	1,979,660	$3.64	2,437,112
Equity compensation plans not approved by security holders	—	—	—
Total	1,979,660	$3.64	2,437,112

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in November 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm as our independent auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees for services provided to the Company for the fiscal years ended December 31, 2008 and 2007, by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended (in thousands)
	2008	2007
Audit Fees	$372	$392
Audit-related Fees (specifically describe audit-related fees incurred)	—	—
Tax Fees (specifically describe tax fees incurred)	—	—
All Other Fees (specifically describe all other fees incurred)	—	—
Total Fees	$372	$392

All 2008 and 2007 fees described above were pre-approved by the Audit Committee. Fees related to the Company’s initial public offering included in the above table were $0 and $198,000 in 2008 and 2007, respectively.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on a review of such reports filed with the SEC, all Section 16(a) forms required to be filed by our directors and executive officers and persons owning more than 10% of our common stock during 2008 were timely filed.

TRANSACTIONS WITH RELATED PERSONS

The following includes a description of transactions since January 1, 2008 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of our directors, executive officers or holders of more than 5% of our capital stock, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. Absent approval by our Board of Directors, our Audit Committee reviews and approves in advance any proposed related party transactions.

Stock Option Grants and Awards to Executive Officers

During the fiscal year 2008, we granted stock options to purchase an aggregate of 182,500 shares of our common stock to current executive officers with exercise prices of $6.90 per share, with one-fourth of the shares subject to the option vesting one year after the grant date, and one forty-eighth of the total shares vesting each month thereafter. Also during 2008, we granted an option to purchase 100,000 shares to one of our current executive officers, with an exercise price of $6.59 per share, with one forty-eighth of the total shares vesting each month.

Participation in Registered Direct Offerings

In July 2008, we completed a registered direct offering in which we sold an aggregate of 1,743,396 shares of our common stock at a purchase price of $8.48 per share to certain institutional investors. Entities affiliated with ProQuest Investments, which beneficially owned more than 5% of our capital stock prior to the offering and of which Dr. Schreiber, one of our directors, is a Managing Partner, purchased 943,396 shares of our common stock in this offering.

In March 2009, we completed a registered direct offering in which we sold an aggregate of 457,666 units to entities affiliated with ProQuest Investments at a purchase price of $10.925 per unit. Each unit sold in the offering consisted of one share of common stock and one warrant to purchase 0.20 of a share of common stock at an exercise price of $10.93 per share.  The warrants are exercisable six months after the date of issuance and will expire five years from the date of issuance. ProQuest Investments beneficially owned more than 5% of our capital stock prior to the offering.

Indemnification and Insurance

We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Optimer stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Optimer Pharmaceuticals, Inc., John D. Prunty, Secretary, 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Michael N. Chang
Michael N. Chang
President and Chief Executive Officer

April 9, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Corporate Secretary, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

OPTIMER PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2009

The undersigned hereby appoints Michael N. Chang and John D. Prunty, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Optimer Pharmaceuticals, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Optimer  Pharmaceuticals, Inc. to be held at 5355 Mira Sorrento Place, Suite 250, San Diego, California 92121 on Wednesday, May 6, 2009 at 10:30 a.m. (Pacific time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting.

If signed and dated, unless a contrary direction is indicated, this Proxy will be voted for the nominees listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD MAY 6, 2009

The Annual Report to Stockholders and the Proxy Statement are Available at:

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15221

(continued and to be signed on other side)

OPTIMER PHARMACEUTICALS, INC.
10110 SORRENTO VALLEY ROAD, SUITE C
SAN DIEGO, CA 92121

VOTE BY MAIL

Mark, sign and date your proxy card and return your voted proxy in the enclosed return envelope.

Please detach here

Please Detach Here
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

DETACH PROXY CARD HERE

OPTIMER PHARMACEUTICALS, INC.

Proposal 1: To elect two directors, Alain B. Schreiber and Peter E. Grebow, to hold office until the 2012 Annual Meeting.	☐FOR ALL	☐WITHHOLD ALL	☐FOR ALL EXCEPT*

Director Nominees: Alain B. Schreiber, Peter E. Grebow

Board of Directors recommends a vote for the election of each of the nominees for director.

*To withhold authority to vote for any individual nominee, mark “For All Except” and write such nominee’s name below:

Proposal 2: To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Optimer for its fiscal year ending December 31, 2009.	☐FOR	☐AGAINST	☐ABSTAIN

The Board of Directors recommends a vote for Proposal 2.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated:	, 2009

Signature

Signature (Joint Owners)